Exhibit 99.1

October 21, 2004

Sally O. Thiel, Director	Jo Ann Lehtihet
Investor Relations	Media Relations
C-COR	C-COR
(814) 231-4402, email: sthiel@c-cor.net	(814) 231-4438, email: jlehtihet@c-cor.net

C-COR REPORTS FINANCIAL RESULTS FOR FIRST QUARTER

OF FISCAL YEAR 2005

State College, PA (October 21, 2004) – C-COR Incorporated (Nasdaq: CCBL), a global provider of broadband communications products, software systems, and services, today reported its financial results for the first quarter of fiscal year 2005 ended September 24, 2004. Net sales for the first quarter were $62.1 million compared to $56.8 million for the same period last year. Bookings in the first quarter were $53.1 million for a book-to-bill ratio of .86.

The Company’s net loss for the first quarter was $1.0 million compared to net income of $4.8 million for the same period last year. Net loss per share on both a basic and diluted basis for the first quarter was $.02 compared to net earnings per share on both a basic and diluted basis of $.13 for the same period last year.

C-COR’s results for the first quarter included a $1.9 million charge for in-process research and development (IPR&D) related to the Optinel and Stargus acquisitions and $1.1 million of amortization related to intangible assets. These items, which equate to $.07 on a diluted per share basis, are included in results reported under generally accepted accounting principles (GAAP), but are typically excluded from the analyst estimates comprising the First Call consensus number. C-COR is breaking out these numbers to improve comparability of the reported GAAP results and the non-GAAP First Call number.

For the second quarter of fiscal year 2005 ending December 24, 2004, the Company anticipates sales of between $62 and $66 million and a GAAP diluted earnings per share of between $.00 and $.04. These projections include $1.2 million related to amortization of intangible assets or $.03 per diluted share, which is typically excluded from the First Call analyst projections. C-COR is breaking out these numbers to improve comparability of the projected GAAP results and the non-GAAP First Call number. The Company’s earnings projections for the second quarter do not include any charges for a potential IPR&D charge related to the recently announced acquisition of nCUBE Corporation, which the Company expects to close in the second quarter, because the Company cannot reliably estimate this charge, if any, at this time. Any IPR&D charge will be determined by a third party appraisal.

Corporate management will discuss C-COR’s financial results on a conference call today at 9:45 AM (ET). For information on how to access the conference call, refer to C-COR’s news release dated October 7, 2004 (posted on the C-COR web site at www.c-cor.net), or contact Investor Relations at 814-231-4402 or 814-231-4438.

About C-COR (www.c-cor.net)

C-COR offers world-class, market-focused business solutions for global broadband and telecommunications networks, setting the pace with cost-effective network transport and access equipment, operations support system (OSS) software, and technical field services for both existing hybrid fiber coax and the emerging IP packet-based, On Demand, all digital multimedia networks of the future. Headquartered in the U.S. with development, production, and sales facilities around the world, C-COR is today one of the top equipment, software, and service providers helping cable operators, telephone companies, broadcasters, and other private and public sector entities deliver high-speed data, On Demand, VoIP, and other advanced services to individual consumers and businesses. C-COR’s common stock is listed on the Nasdaq National Market (Symbol: CCBL) and is a component of the Russell 2000 Stock Index.

C-COR Incorporated
Condensed Consolidated Statements of Operations
(unaudited, in thousands except per share amounts)

	Thirteen Weeks Ended
	September 24, 2004	September 26, 2003
Net sales	$62,099	$56,767
Cost of sales	40,420	36,746

Gross margin	21,679	20,021

Operating expenses:
Selling and administrative	11,951	9,204
Research and product development	7,330	5,242
Amortization of intangibles	1,146	550
Acquired in-process research and development charge	1,850	0

Total operating expenses	22,277	14,996

Income (loss) from operations	(598)	5,025

Interest expense	(19)	(21)
Investment income	299	94
Foreign exchange gain (loss)	(257)	109
Other income, net	49	32

Income (loss) before income taxes	(526)	5,239

Income tax expense	518	411

Net income (loss)	$(1,044)	$4,828

Net income (loss) per share:
Basic	$(0.02)	$0.13
Diluted	$(0.02)	$0.13

Weighted average common shares and common share equivalents
Basic	43,034	36,557
Diluted	43,034	37,005

C-COR Incorporated

Consolidated Balance Sheets

(unaudited, in thousands of dollars)

	September 24, 2004	June 25, 2004
ASSETS
Current assets
Cash and cash equivalents	$33,967	$63,791
Restricted cash	1,132	1,637
Marketable securities	48,096	52,934
Accounts receivable, net	40,073	43,785
Unbilled receivables	12,912	3,494
Inventories	23,733	25,680
Other	5,795	4,849

Total current assets	165,708	196,170

Property, plant and equipment, net	20,067	17,697
Goodwill	58,071	38,312
Other intangible assets, net	13,465	10,752
Deferred taxes	767	754
Other long-term assets	3,743	3,200

Total	$261,821	$266,885

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$21,135	$23,571
Accrued liabilities	28,870	31,274
Deferred taxes	471	467
Current portion of long-term debt	159	158

Total current liabilities	50,635	55,470

Long-term debt, less current portion	730	772
Other long-term liabilities	2,594	2,381
Shareholders’ equity	207,862	208,262

Total	$261,821	$266,885

Some of the information presented in this announcement constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent the Company’s judgment regarding future events, and are based on currently available information. Although the Company believes it has a reasonable basis for these forward-looking statements, the Company cannot guarantee their accuracy and actual results may differ materially from those the Company anticipated due to a number of known and unknown uncertainties, many of which the Company is not aware. Factors which could cause actual results to differ from expectations include, among others, capital spending patterns of the communications industry, changes in regard to significant customers, the demand for network integrity, the trend toward more fiber in the network, the Company’s ability to develop new and enhanced products, the Company’s ability to provide complete network solutions, continued industry consolidation, the development of competing technology, the global demand for the Company’s products and services, and the Company’s ability to complete and integrate acquisitions and achieve its strategic objectives. For additional information concerning these and other important factors that may cause the Company’s actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed by the Company with the Securities and Exchange Commission.